EXHIBIT 23.8

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement of CoreComm Limited on Form S-8 relating to the issuance of shares of CoreComm Limited's common stock, par value $0.01 per share, and associated rights to purchase CoreComm Limited's Series C Junior Participating Preferred Stock, par value $0.01 per share, under the CoreComm Limited 1998 Stock Option Plan, the CoreComm Limited 1999 Stock Option Plan, the CoreComm Limited 2000 Stock Option Plan, the CoreComm Limited 2000 Special Stock Option Plan, the CoreComm Limited 2000 Special ATX Stock Option Plan and the CoreComm Limited 2000 Special Voyager Stock Option Plan of our report dated March 10, 2000, relating to the combined financial statements of ATX Telecommunications Services Group as of December 31, 1999, 1998 and 1997 and for each of the three years in the period ended December 31, 1999, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

We also consent to the Reference to us under the caption "Experts" in the Prospectus constituting part of the Registration Statements on Form S-4 of CoreComm Merger Sub, Inc. and ATX Telecommunications Services, Inc.


/s/ BDO SEIDMAN, LLP
Philadelphia, Pennsylvania
September 28, 2000